Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 (Amendment No. 1) of our report dated April 11, 2008, relating to the financial statements of PC 9-1-1, Inc., (now known as Lone Mountain Mines, Inc.), which appear in such Prospectus. We also consent to the reference to us under the heading Interest of Named Experts and Counsel in such Prospectus.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

January 2, 2009

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants